                                                                    EXHIBIT 23.1


                              CONSENT OF KPMG LLP


The Board of Directors
Pan Pacific Retail Properties, Inc.:

We consent to incorporation by reference in Amendment No. 1 to the registration statement on Form S-4 (No. 333-45944) of Pan Pacific Retail Properties, Inc. of our report dated January 31, 2000, relating to the consolidated balance sheets of Pan Pacific Retail Properties, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule III, which report appears in the December 31, 1999, annual report on Form 10-K of Pan Pacific Retail Properties, Inc., and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

San Diego, California
October 2, 2000